UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Millennium Bankshares Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Millennium Bankshares Corporation to be held on Thursday, May 5, 2005 at 3:00 p.m. at the Reston Community Center at Lake Anne, 1609A Washington Plaza, North, Reston, Virginia 20190.

At the Annual Meeting, you will be asked to elect three (3) directors for terms of three years. Enclosed with this letter are a formal notice of the Annual Meeting, a Proxy Statement and a form of proxy.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please complete, sign, date and return the enclosed proxy promptly using the enclosed postage-paid envelope. The enclosed proxy, when returned properly executed, will be voted in the manner directed in the proxy.

We hope you will participate in the Annual Meeting, either in person or by proxy.

Sincerely,

Carroll C. Markley
Chairman, President & Chief Executive Officer

Reston, Virginia

April 12, 2005

1601 WASHINGTON PLAZA

RESTON, VIRGINIA 20190

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders (the “Annual Meeting”) of Millennium Bankshares Corporation will be held on Thursday, May 5, 2005 at 3:00 p.m. at the Reston Community Center at Lake Anne, 1609A Washington Plaza, North, Reston, Virginia, for the following purposes:

1.	To elect three (3) directors to serve for terms of three years expiring at the 2008 annual meeting of shareholders; and

2.	To act upon such other matters as may properly come before the Annual Meeting.

Only holders of shares of common stock of record at the close of business on March 4, 2005, the record date fixed by the Board of Directors of the Company, are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Anita L. Shull
Secretary

April 12, 2005

MILLENNIUM BANKSHARES CORPORATION

1601 Washington Plaza

Reston, Virginia 20190

PROXY STATEMENT

This Proxy Statement is furnished to holders of the common stock, par value $5.00 per share, of Millennium Bankshares Corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 2005 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 5, 2005 at 3:00 p.m. at the Reston Community Center at Lake Anne, 1609A Washington Plaza, Reston, Virginia, and any duly reconvened meeting after adjournment thereof.

Any shareholder who executes a proxy has the power to revoke it at any time by written notice to the Secretary of the Company, by executing a proxy dated as of a later date, or by voting in person at the Annual Meeting. It is expected that this Proxy Statement and the enclosed proxy card will be mailed on or about April 8, 2005 to all shareholders entitled to vote at the Annual Meeting.

The cost of soliciting proxies for the Annual Meeting will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of common stock.

On March 4, 2005, the record date for determining those shareholders entitled to notice of and to vote at the Annual Meeting, there were 8,785,959 shares of common stock issued and outstanding. Each outstanding share of common stock is entitled to one vote on all matters to be acted upon at the Annual Meeting. A majority of the shares of common stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

A shareholder may abstain or (only with respect to the election of directors) withhold his or her vote (collectively, “Abstentions”) with respect to each item submitted for shareholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will not be counted as voting in favor of or against the relevant item.

A broker who holds shares in “street name” has the authority to vote on certain items when it has not received instructions from the beneficial owner. Except for certain items for which brokers are prohibited from exercising their discretion, a broker is entitled to vote on matters presented to shareholders without instructions from the beneficial owner. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a “broker nonvote.” Under the circumstances where the broker is not permitted to, or does not, exercise its discretion, assuming proper disclosure to the Company of such inability to vote, broker nonvotes will not be counted as voting in favor of or against the particular matter.

The Board of Directors is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting, the persons named in the enclosed proxy card possess discretionary authority to vote in accordance with their best judgment with respect to such other matters.

PROPOSAL ONE

ELECTION OF DIRECTORS

Three directors will be elected at the Annual Meeting. The Board of Directors nominates, for election at the Annual Meeting, the individuals listed below. Eight other directors are serving terms that end in either 2006 or 2007, as indicated below. Grayson P. Hanes is standing for election for the first time.

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of common stock cast in the election of directors. If the proxy is executed in such manner as not to withhold authority for the election of any or all of the nominees for directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the three nominees named below. If the proxy indicates that the shareholder wishes to withhold a vote from one or more nominees for director, the persons named in the proxy will follow such instructions.

Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve. If, at the time of the Annual Meeting, any nominee is unable or unwilling to serve as a director, votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors. There are no current arrangements between any nominee and any other person pursuant to which a nominee was selected. No family relationships exist among any of the directors or between any of the directors and executive officers of the Company.

The following biographical information discloses each nominee’s age and business experience in the past five years and the year that each individual was first elected to the Board of Directors:

Nominees for Election of “Class C” Directors with Terms Expiring in 2008

Grayson P. Hanes, 67, has been a director since 2005.

Mr. Hanes is a partner in the law firm of Reed Smith LLP in Falls Church, Virginia, that specializes in civil litigation, administrative land use matters, land use litigation and eminent domain litigation. Previously, he was an owner of Hazel & Thomas P.C, from 1987 to 1999.

Stewart R. Little, 50, has been a director since 1998.

Mr. Little is the owner of and has served as president of SRL, Inc. in Scottsdale, Arizona, a company that serves Native American organizations in the areas of Information Technology and Business/Management consulting, since 1995.

David B. Morey, 56, has been a director since 1998.

Mr. Morey serves as President of a mortgage group focused on lending within Millennium Capital, Inc., the mortgage-lending subsidiary of Millennium Bank, N.A. Mr. Morey has been employed with Millennium Capital, Inc. in various capacities since 2001. During 2000 and 2001, he served as president and director of Next Generation Media, Inc., and was president of United Marketing Solutions, Inc., a wholly owned subsidiary of Next Generation Media, Inc.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES SET FORTH ABOVE.

Incumbent “Class B” Directors with Terms Expiring in 2007

L. James D’Agostino, 53, has been a director since 1998.

Mr. D’Agostino is an attorney with the law firm of Greenberg Traurig LLP in Tysons Corner, Virginia. Previously, he was an attorney with the law firm of Reed Smith LLP in Vienna, Virginia from 1998 until March 2005.

Arthur J. Novick, D.D.S., 59, has been a director since 1998.

Dr. Novick is the president of the professional dental corporation of Novick, Hartz and Hall in Reston, Virginia where he has been providing dental services since 1972.

Robert T. Smoot, 53, has been a director since 1998.

Mr. Smoot has been employed by the Department of Veterans Affairs in Washington D.C. since 1981. He has also been active in real estate development and management as an owner of C Squared Management & Development in Great Falls, Virginia since 1996.

Douglas K. Turner, 62, has been a director since 1998.

Mr. Turner founded and serves as chairman of CMS Information Services, Inc., in Vienna, Virginia, a company that provides PC based custom software and systems design, development, and support for business applications.

Incumbent “Class A” Directors with Terms Expiring in 2006

Carroll C. Markley, 66, has been a director since 1998.

Mr. Markley is the founding chairman, president, and chief executive officer of the Company and Chairman and chief executive officer of the Bank. He was the founding president and chief executive officer of First Patriot Bankshares Corporation and Patriot National Bank in Reston, Virginia from 1990 until its sale in 1997. He also served as chairman and chief executive officer of United Bank in Reston, Virginia in 1997 and 1998.

Michael Colen, 55, has been a director since 2004.

Mr. Colen is the owner and proprietor of James, LTD., a retail men’s clothier in Tysons Corner, Virginia. Previously, he also owned and operated M.C. Jeans dba Versace Jeans Couture in Tysons Corner, Virginia from 1995 until 2002.

Susan B. Gregg, CPA, CFP, 56, has been a director since 2004.

Ms. Gregg is a partner with the certified public accounting firm of Goodman and Company, L.L.P. working in the firm’s Tysons Corner, Virginia office were she has been employed since 1984. Ms. Gregg has broad experience in the areas of personal, corporation, and partnership taxation, dealing with complex business and personal issues, including tax planning, entity structuring, and succession planning.

William P. Haggerty, CPA, CVA, 59, has been a director since 2004.

Mr. Haggerty has been a principal and owner of the certified public accounting and consulting firm of Haggerty & Associates in Bethesda, Maryland, since 1990. Additionally, he has been a principal and investor in the financial consulting firm of Haggerty, Knox & Associates in Bethesda, Maryland, since 1993, where he consults in mergers and acquisitions, business valuations, financial analysis, forecasting and budgeting, business planning, and corporate finance and planning.

Executive Officers Who Are Not Directors

Jerry D. Medlock, 49, has been executive vice president and chief credit officer of the Bank since 2003. Mr. Medlock previously served as senior vice president in charge of business development of Marshall National Bank & Trust Company from 1996 to 2003.

Anita L. Shull, CPA, 43, has been executive vice president and chief operating officer of each of the Company and the Bank since 2002 and was elected President of the Bank in May 2004. Ms. Shull served as executive vice president and chief financial officer for Marshall National Bank & Trust Company in Marshall, Virginia, where she was employed from 1990 to 2002. Prior to joining Marshall National Bank & Trust Company, Ms. Shull was employed by Yount, Hyde & Barbour, P.C., a certified public accounting firm.

Janet A. Valentine, CPA, 53, has been executive vice president and chief financial officer each of the Company and the Bank since 2002. Ms. Valentine previously served as chief financial officer of Cardinal Financial Corporation in Fairfax, Virginia from 2000 until 2002. Ms. Valentine was chief financial officer of Heritage Bank in McLean, Virginia from 1999 until its purchase by Cardinal Financial Corporation in 2000. Ms. Valentine was one of the founding team members and the chief financial officer of Alliance Bank in Fairfax, Virginia, from 1997 to 1999.

Security Ownership of Management

The following table sets forth, as of December 31, 2004, certain information with respect to beneficial ownership of shares of common stock by each of the members of the Board of Directors (which includes the nominees), by each of the executive officers named in the “Summary Compensation Table” below (the “named executive officers”) and by all directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

Name	Address	Common Stock Beneficially Owned (1)		Percentage of Class
Michael Colen	9837 Avenel Farm Drive Potomac, MD 20854	12,000		0.137%

L. James D’Agostino	1122 Litton Lane McLean, Virginia 22101	24,940		0.284%

Grayson P. Hanes	2651 Park Tower Drive Unit 308 Vienna, Virginia 22180	0	(2)	0.000%

Susan B. Gregg	418 East Street, N.E. Vienna, Virginia 22180	190		0.002%

William P. Haggerty	5309 Wakefield Road Bethesda, Maryland 20816	330		0.004%

Name	Address	Common Stock Beneficially Owned (1)	Percentage of Class
Stewart R. Little	14812 N. 94th Place Scottsdale, Arizona 85260	61,960	0.706%

Carroll C. Markley	11776 Stratford House Way Reston, Virginia 20190	389,367	4.324%

Jerry Medlock	1385 Freeman Drive Amissiville, Virginia 20106	10,000	0.114%

David B. Morey	1416 Rosewood Hill Drive Vienna, Virginia 22182	73,900	0.841%

Arthur J. Novick	11300 Stoneledge Court Reston, Virginia 20191	92,540	1.054%

Anita L. Shull	241 Fairfield Drive Winchester, Virginia 22602	50,397	0.572%

Robert T. Smoot	358 Gallop Wood Place Great Falls, Virginia 22066	93,556	1.065%

Douglas K. Turner	506 Prince Street Alexandria, Virginia 22314	96,990	1.104%

Janet A. Valentine	2101 Glencourse Lane Reston, Virginia 20191	9,180	0.104%

All present executive officers and directors as a group (14) persons)		915,350	10.092%

(1)	Amounts disclosed include shares of common stock that certain directors and officers have the right to acquire upon the exercise of stock options exercisable within 60 days, as follows: Mr. D’Agostino, 1,310; Ms. Gregg, 60; Mr. Haggerty, 130; Mr. Little, 1,560; Mr. Markley, 223,470; Mr. Medlock, 10,000. Mr. Morey, 2,310; Dr. Novick, 1,750; Ms. Shull, 35,821; Mr. Smoot, 1,940; Mr. Turner, 3,590; and Ms. Valentine, 8,000.

(2)	Mr. Hanes was appointed a director in January 2005 and purchased 5,000 shares in January 2005.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of April 1, 2005, certain information with respect to the beneficial ownership of shares of common stock by each person who owns, to the Company’s knowledge, more than five percent of the outstanding shares of common stock.

Name	Common Stock Beneficially Owned	Percentage of Class
Goldman Sachs Asset Management, L.P. (1) 32 Old Slip NY, NY 10005	776,678	8.85%

Jeffrey A. Miller (2) Eric D. Jacobs Miller & Jacobs Capital, L.L.C. P.O. Box 26039 Gallows Bay Station Christiansted, St. Croix, USVI 00824	546,490	6.22%

Wellington Management Company, LLP (3) 75 State Street Boston, MA 02109	510,000	5.81%

(1)	In a Schedule 13G filed with the SEC on February 11, 2005, Goldman Sachs Asset Management, L.P. reported sole voting power with respect to 613,065 shares of common stock and shared dispositive power with respect to 776,678 shares of common stock in its capacity as investment adviser on behalf of third parties.

(2)	In an Amendment No. 1 to Schedule 13G filed with the SEC on February 18, 2005, Jeffrey A. Miller, Eric D. Jacobs and Miller & Jacobs Capital, L.L.C. each reported shared voting and dispositive power with respect to 546,490 shares of common stock. According to the Schedule 13G, Miller & Jacobs Capital, L.L.C. is deemed to have beneficial ownership of such shares in its capacity as general partner for a third-party partnership, sub-advisor with discretionary investment authority for two other entities and investment manager for an additional entity. Messrs. Jacobs and Miller are the sole managers and members of Miller & Jacobs Capital, L.L.C.

(3)	In a Schedule 13G filed with the SEC on February 14, 2005, Wellington Management Company, LLP reported shared voting and dispositive power with respect to 510,000 shares of common stock in its capacity as investment adviser to its clients.

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and any persons who own more than 10% of the outstanding shares of common stock, to file with the Securities and Exchange Commission (“SEC”) reports of ownership and changes in ownership of common stock. Officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file.

Based solely on review of the copies of such reports furnished to the Company or written representation that no other reports were required, the Company believes that, during fiscal year 2004, all filing requirements applicable to its directors and executive officers were satisfied.

CORPORATE GOVERNANCE AND

THE BOARD OF DIRECTORS

General

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and the Company’s Articles of Incorporation and Bylaws. Members of the Board are kept informed of the Company’s business through discussions with the Chairman, the President and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

Independence of the Directors

The Board of Directors has determined that the following eight individuals of its 11 members are independent as defined by the listing standards of the Nasdaq Stock Market (“Nasdaq”): Michael Colen, J. Anthony D’Agostino, Susan B. Gregg, William P. Haggerty, Stewart R. Little, Arthur J. Novick, Robert T. Smoot and Douglas K. Turner.

Code of Ethics

The Board of Directors has approved a Code of Ethics for senior financial officers, which among others is applicable to the Company’s chief executive officer, chief financial officer and other principal executive and financial officers. The Code addresses such topics as compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting, honest and ethical conduct, and avoidance of conflicts of interest. The code is available on the Company’s web page at www.millenniumbankshares.com.

Board and Committee Meeting Attendance

There were thirteen meetings of the Board of Directors in 2004. Each director attended greater than 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of which the director was a member in 2004.

Committees of the Board

The Company has an Audit Committee, a Compensation Committee, an Executive Committee, and a Nominating and Governance Committee.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibility to the shareholders relating to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditor and the performance of the internal audit function. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Board of Directors has adopted a written charter for the Audit Committee.

The Audit Committee is chaired by Mr. Smoot and members include Messrs. Haggerty, Little, Novick, and Turner. The Audit Committee met 11 times during 2004. Additional information with respect to the Audit Committee is discussed below under “Audit Information.”

The Board of Directors has determined that all of the members of the Audit Committee are independent as defined by Nasdaq’s listing standards. The Board of Directors also has determined that all of the members of the Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that Mr. Haggerty and Ms Gregg qualify as audit committee financial experts as defined by SEC regulations.

Compensation Committee

The Compensation Committee reviews senior management’s performance and compensation and reviews and sets guidelines for compensation of all employees. All decisions by the Compensation Committee relating to the compensation of the Company’s executive officers are reported to the full Board of Directors.

The Compensation Committee is co-chaired by Ms. Gregg and Mr. Haggerty and members include Messrs. Colen, Smoot, and Turner. The Board of Directors has determined that all of the members of the Compensation Committee are independent as defined by Nasdaq’s listing standards. The Compensation Committee met nine times during 2004.

Executive Committee

The Executive Committee is chaired by Mr. Markley and members include Messrs. Colen, D’Agostino, Morey, and Turner. The Company’s bylaws empower the Executive Committee to exercise the full authority of the Board of Directors when it is not in session, except as otherwise provided in the Virginia Stock Corporation Act. The Executive Committee held seven meetings during 2004.

Nominating and Governance Committee

The Nominating and Governance Committee was formed in March 2004. The Board of Directors has adopted a charter for the Nominating and Governance Committee, which requires it to review and submit director nominees to be considered for election by the Company and its subsidiaries. The Nominating and Governance Committee is also charged with the development and review of the Company’s governance policies on an ongoing basis.

The Committee is comprised of Messrs. Colen, Haggerty, and Ms. Gregg. The Board of Directors has determined that all of the members of the Nominating and Governance Committee are independent as defined by Nasdaq’s listing standards. The Nominating and Governance Committee met once during 2004. In identifying potential nominees, the Nominating and Governance Committee takes into account such factors as it deems appropriate, including the current composition of the Board, the range of talents, experiences and skills that would best complement those that are already represented on the Board, the balance of management and independent directors and the need for specialized expertise.

The Nominating and Governance Committee considers candidates for Board membership suggested by its members and by management, and the Nominating and Governance Committee will also consider candidates suggested informally by a shareholder of the Company. Grayson P. Hanes, who is standing for election for the first time, was suggested by Carroll C. Markley.

The Nominating and Governance Committee considers, at a minimum, the following factors in recommending to the Board of Directors potential new directors, or the continued service of existing directors:

•	The ability of the prospective nominee to represent the interests of the shareholders of the Company;

•	The prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	The prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	The extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board of Directors; and

•	The prospective nominee’s involvement within the communities the Company serves.

Director Nomination Process

Shareholders entitled to vote for the election of directors may submit candidates for consideration by the Company if the Company receives timely written notice, in proper form, for each such recommended director nominee. If the notice is not timely and in proper form, the Company will not consider the nominee. To be timely for the 2006 annual meeting, the notice must be received within the time frame set forth in “Proposals for 2006 Annual Meeting of Shareholders” described below. To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election. These requirements are more fully described in Article Two of the Company’s Bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is 1601 Washington Plaza, Reston, Virginia 20190.

Executive Sessions

In accordance with the Nasdaq Marketplace Rules, the Company holds executive sessions of independent directors as needed, where directors meet on an informal basis, following regularly scheduled Board meetings. Mr. Turner serves as chairman for executive sessions.

Annual Meeting Attendance

The Company encourages members of the Board of Directors to attend the annual meeting of shareholders. Eight of the directors attended the 2004 annual meeting.

Communications with Directors

Any shareholder desiring to contact the Board of Directors, or any individual director serving on the Board, may do so by written communication mailed to: Board of Directors, Attention: [insert name of director(s), as applicable], care of the Assistant Corporate Secretary, Millennium Bankshares Corporation, 1601 Washington Plaza, Reston, Virginia 20190. Any proper communication so received will be processed, without screening, by the Assistant Corporate Secretary and be promptly delivered to each member of the Board of Directors, or, as appropriate, to the director(s) named in the communication.

Director Compensation

As compensation for their services to the Company, each member of the Board of Directors may receive stock option grants for each Board and committee meeting attended. Under this program, stock options are fully exercisable at the grant date and expire ten years from the date of grant. Board members who are also senior executive officers of the Company do not receive any additional compensation above their regular salary for attending Board or committee meetings.

In 2003, the Company’s directors did not receive options or any other compensation for their services as directors; however, the directors did receive options in February 2005 based on their attendance at meetings in 2003, which afforded each member options to acquire 30 shares of common stock for each Board meeting attended and options to acquire 20 shares of common stock for each committee meeting attended. No options were granted to directors in 2004.

EXECUTIVE COMPENSATION AND

RELATED PARTY TRANSACTIONS

Executive Compensation

The following table shows, for the fiscal years ended December 31, 2004, 2003, and 2002 the cash compensation that the Company paid, as well as certain other compensation paid or accrued for those years, to the named executive officers in all capacities in which they served:

Summary Compensation Table

	Year	Annual Compensation				Long Term Compensation
Name and Principal Position		Salary ($)	Bonus ($)	Other Annual Compensation ($)		Securities Underlying Options (#)		All Other Compensation ($) (1)
Carroll C. Markley chairman, president and chief executive officer	2004 2003 2002	180,000 96,730 175,000	36,315 — 48,300	* * *		46,292 31,688 —	(2) (3)	— 252 233

Jerry Medlock executive vice president and chief lending officer (5)	2004 2003	165,000 128,064	45,044 61,278	* *		11,762 10,000		— —

Anita L. Shull executive vice president and chief operating officer(5)	2004 2003 2002	150,000 124,596 38,007	30,263 — —	* 12,792 *	(4)	17,821 5,000 20,000		— 16 —

Janet A. Valentine executive vice president and chief financial officer(5)	2004 2003 2002	120,000 110,423 35,534	14,526 — —	* * *		8,554 5,000 10,000		— 59 —

*	All other benefits that might be considered of a personal nature did not exceed the lesser of $50,000 or 10% of total annual salary and bonus.

(1)	Amounts disclosed in this column represent payments by the Company to the executive officer’s account in the Company’s 401(k) plan.

(2)	In 2003, Mr. Markley forfeited all options that were scheduled to vest in 2003 due to the less than satisfactory financial performance. In March 2004, the board of directors approved allowing those options that would have vested in 2003 to be vested for Mr. Markley’s option grant for 2004.

(3)	During November 2003, the Company and Mr. Markley amended the terms of Mr. Markley’s employment agreement to convert his cash compensation for the last six months of 2003 into stock options under the employee’s incentive stock option program. Under the terms of the amendment, the options were granted on November 13, 2003 and fully vested on December 31, 2003 following Mr. Markley’s continued employment through December 31, 2003.

(4)	Amount includes the payment of $3,654 in country club dues and expenses and $9,138 attributable to the use of a company car.

(5)	Mr. Medlock’s employment with the Company commenced March 3, 2003, Ms. Shull’s commenced August 14, 2002 and Ms. Valentine’s commenced August 24, 2002.

Stock Options

The following table sets forth for the year ended December 31, 2004 the grants of stock options to the named executive officers:

Option Grants In Last Fiscal Year

Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year (%) (1)	Exercise or Base Price ($/Share)	Expiration Date
Carroll C. Markley	46,292	35.1	5.00	Various	(2)

Jerry D. Medlock	11,762	8.9	6.95	May 14, 2014

Anita L. Shull	17,821	13.5	6.95	May 14, 2014

Janet A. Valentine	8,554	6.5	6.95	May 14, 2014

(1)	Options to purchase 131,841 shares of common stock were granted to employees during the year ended December 31, 2004. Mr. Markley’s and Ms. Shull’s options vested immediately. Mr. Medlock and Ms. Valentine’s options vest 50% in the 4th year and the remaining in the 5th year.

(2)	In 2003, Mr. Markley forfeited all options that were scheduled to vest in 2003 due to the less than satisfactory financial performance. In March of 2004, the board of directors approved allowing those options that would have vested in 2003 to be vested for Mr. Markley’s option grant for 2004. All the reinstated options were at the strike price of $5.00 and expire as follows: 6,613 on February 9, 2010, 6,613 on January 25, 2011 and 33,066 on February 8, 2011.

The named executive officers did not exercise any stock options during 2004. The following table sets forth the amount and value of stock options that the named executive officers held as of December 31, 2004:

Fiscal Year End Option Values

	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($) (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Carroll C. Markley	177,177	85,973	548,317	300,046

Jerry Medlock	10,000	11,762	22,000	18,113

Anita L. Shull	32,821	10,000	50,594	18,100

Janet A. Valentine	5,000	18,554	8,250	31,273

(1)	The value of in-the-money options at fiscal year end was calculated by determining the difference between the fair market value of a share of common stock on December 31, 2004 and the exercise price of the options.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2004, with respect to compensation plans under which shares of common stock are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans [1]
Equity Compensation Plans Approved by Shareholders
Incentive Stock Option Plan	772,949	$5.87	776,989

Equity Compensation Plans Not Approved by Shareholders [2]	—	—	—

Total	772,949	$5.87	776,989

(1)	Amounts exclude any securities to be issued upon exercise of outstanding options. There are no outstanding warrants and rights.

(2)	All equity compensation plans of the Company have been approved by shareholders.

Employment Agreements

Carroll C. Markley entered into an employment contract with the Company and the Bank effective January 1, 2005 with a base salary of $190,000. Mr. Markley’s contract provides for his service as Chairman, Chief Executive Officer, and President of the Company and Chairman and Chief Executive Officer of the Bank. Such service will be at the discretion of the Boards of Directors for a rolling two-year term. The contract allows for Mr. Markley to be eligible to participate in the Millennium Bank Executive Incentive Compensation Plan (the Incentive Comp Plan). His target bonus eligibility under the Incentive Comp Plan shall be 25% of his base salary subject to the terms of the Incentive Comp Plan. The contract also allows for use of a vehicle owned by the Bank and payment of country club dues. He is also eligible for standard benefits, including life insurance, long-term disability coverage, major medical coverage and participation in the 401(k) plan.

Mr. Markley may terminate his employment on 60 days written notice, and the Company may terminate employment for or without cause, as provided in the contract. If the Company terminates Mr. Markley’s employment without cause, Mr. Markley will receive a payment in the amount of base salary for 24 months, the amount of the target bonus for the year in which termination occurs, and COBRA coverage for 18 months. In the event that termination of employment occurs in connection with a change in control of the Company, as defined in the contract, Mr. Markley will receive a payment in the amount of base salary and target bonus for the greater of the remaining term of the contract or 48 months and COBRA coverage for the greater of the remaining term of the contract or 18 months.

The contract also includes covenants relating to non-interference with customers, non-solicitation and non-hiring of employees and non-competition for a period of one year following Mr. Markley’s termination.

Anita L. Shull entered into an employment agreement with the Bank effective May 27, 2004. Ms. Shull’s agreement provides for her service as Chief Operating Officer and Executive Vice President of the Company and President and Chief Operating Officer of the Bank, and is for an initial three-year term, with automatic one-year renewals. The agreement also provides for a base annual salary of $150,000 with subsequent increases at the discretion of the Bank. Ms. Shull shall be eligible to participate in the Incentive Comp Plan. Executive’s target bonus eligibility under the Incentive Comp Plan shall be 25% of Executive’s Base Salary subject to the terms of the Plan.

The agreement also provides for the payment of country club dues and standard health and related benefits. If the Bank terminates Ms. Shull’s agreement for any reason other than cause, Ms. Shull will receive a lump sum severance payment in the amount of base salary and target bonus for the greater of: the remainder of the applicable Term under the Employment Agreement or 48 months. The agreement contains non-disclosure and non-interference provisions and a non-competition provision for a period of one year following the termination of employment.

Janet A. Valentine entered into an employment agreement with the Bank effective January 1, 2004. Ms. Valentine’s agreement provides for her service as Executive Vice President and Chief Financial Officer for both the Company and the Bank and is for an initial three-year term, with automatic one-year renewals. The agreement also provides for an annual base salary of $120,000, with annual increases at the discretion of the Bank. Ms. Valentine shall be eligible to participate in the Incentive Comp Plan. Executive’s target bonus eligibility under the Incentive Comp Plan shall be 15% of Executive’s Base Salary subject to the terms of the Plan.

The agreement also provides for the payment of country club dues and standard health and related benefits. If the Bank terminates Ms. Valentine’s agreement for any reason other than cause, Ms. Valentine will receive a lump sum severance payment in the amount of base salary and target bonus for the greater of the remainder of the applicable Term under the Employment Agreement or (24) months. The agreement contains non-disclosure and non-interference provisions and a non-competition provision for a period of one year following the termination of employment.

Transactions with Management

The Company leases its main office from 1601 Washington Plaza, LLC. There are 63 unit owners of 1601 Washington Plaza, LLC, all of who are shareholders of the Company. Among the unit owners are shareholders who are also directors or members of management. These include Carroll C. Markley chairman and CEO of the Company, Ian C. Markley, a director of the Bank and son of Carroll C. Markley, David B. Morey, Arthur J. Novick, Robert T. Smoot and Douglas K. Turner, all of whom are also directors of the Company. The lease is for a ten-year term, expiring in 2009 with an option to renew the lease for an additional ten-year period. The Company’s payments to 1601 Washington Plaza, LLC under the lease total approximately $215,115 per year. The terms of this lease are substantially similar to the terms of similar leases that are the result of “arms length” negotiations between unrelated parties, and the leasing rate is comparable to current market rates.

The Company leases its branch office location in Herndon, Virginia from 1051 Elden Street, LLC. There are 33 unit owners of 1051 Elden Street, LLC, all of who are shareholders of the Company. Among the unit owners are shareholders who are also directors or members of management. These include Carroll C. Markley chairman and CEO of the Company, Ian C. Markley, a director of the Bank and son of Carroll C. Markley, I & C Associates, LLC, a company owned by Carroll C. Markley and

Ian C. Markley, David B. Morey, Arthur J. Novick, and Robert T. Smoot, all Directors of the Company. The Company entered into this lease on April 1, 2003 for a ten-year term with the option to renew for three additional periods of five years each. The Company’s payments to 1051 Elden Street, LLC under this lease total approximately $117,203 per year. The terms of this lease are substantially similar to the terms of similar leases that are the result of “arms length” negotiations between unrelated parties, and the leasing rate is comparable to current market rates.

Some of the Company’s directors and officers are at present, as in the past, customers of the Bank, and the Company has had, and expects to have in the future, banking transactions in the ordinary course of business with directors and officers and their affiliates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. These transactions do not involve more than the normal risk of collect ability or present other unfavorable features.

There are no legal proceedings to which any of the Company’s directors or executive officers, or any of their affiliates, are a party that is adverse to the Company.

INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has appointed the firm of Crowe, Chizek and Company LLC (“Crowe Chizek”) as independent public accountants to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2005. Crowe, Chizek audited the consolidated financial statements of the Company for the fiscal year ended December 31, 2004. A representative from Crowe Chizek has been invited to be present at the Meeting and will have the opportunity to make a statement if desired and be available to respond to appropriate questions from shareholders.

On February 27, 2004, the Company notified Thompson, Greenspon & Co, P.C. (“Thompson Greenspon”) that it would be dismissed as the Company’s independent accounting firm after completion of the audit of the Company’s financial statements for the fiscal year ended December 31, 2003. The decision to change the independent accounting firm followed a competitive bidding process, in which Thompson Greenspon participated, to choose a firm to audit the financial statements of the Company for the year ending December 31, 2004. The appointment of Crowe Chizek to perform the audit of the Company’s financial statements for the year ending December 31, 2004 was effective following the completion of the 2003 fiscal year audit.

The report of Thompson Greenspon on the Company’s financial statements for each of the two fiscal years ended December 31, 2003 and 2002 did not contain an adverse opinion or a disclaimer of opinion, and was not modified as to uncertainty, audit scope or accounting principles. Furthermore, during the Company’s two fiscal years ended December 31, 2003 and during the subsequent period preceding February 27, 2004, there has been no disagreement with Thompson Greenspon on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Thompson Greenspon, would have caused Thompson Greenspon to make reference to the subject matter of the disagreements in connection with its report.

AUDIT INFORMATION

The Board of Directors has adopted a written Charter and the members of the Audit Committee are independent as that term is defined in Nasdaq’s listing standards.

Fees of Independent Public Accountants

Audit Fees

The aggregate fees billed by Crowe Chizek for professional services rendered for the audit of the Corporation’s annual financial statements for the fiscal year ended December 31, 2004, and for the review of the financial statements included in the Corporation’s Quarterly Reports on Form 10-QSB, and services that are normally provided in connection with statutory and regulatory filings and engagements, were $73,500.

The aggregate fees billed by Thompson Greenspon for professional services rendered for the audit of the Corporation’s annual financial statements for the fiscal year ended December 31, 2003, and for the review of the financial statements included in the Corporation’s Quarterly Reports on Form 10-QSB, and services that are normally provided in connection with statutory and regulatory filings and engagements, were $86,000.

Audit Related Fees

The aggregate fees billed by Crowe Chizek for professional services for assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements and not reported under the heading “Audit Fees” above for the fiscal year ended December 31, 2004 were $4,150. During 2004, these services included the review of various accounting standards and discussions with the Board of Directors and the Audit Committee.

The aggregate fees billed by Thompson Greenspon for professional services for assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements and not reported under the heading “Audit Fees” above for the fiscal year ended December 31, 2003 were $19,850. During 2003, these services included the review of various accounting standards and discussions with the Board of Directors and the Audit Committee.

Tax Fees

The aggregate fees billed by Crowe Chizek for professional services for tax compliance, tax advice and tax planning for the fiscal year ended December 31, 2004 were $6,985. During 2004, these services generally included tax return preparation.

The aggregate fees billed by Thompson Greenspon for professional services for tax compliance, tax advice and tax planning for the fiscal year ended December 31, 2003 were $4,792. During 2003 these services generally included tax return preparation.

All Other Fees

The aggregate fees billed by Crowe Chizek for all other services rendered to the Corporation for the fiscal year ended December 31, 2004 were $7,500. During 2004 other services generally included assistance with termination of subsidiaries and required audit of the Company’s 401(k) Plan and Trust financial statements.

The aggregate fees billed by Thompson Greenspon for all other services rendered to the Corporation for the fiscal year ended December 31, 2003 were $8,611. During 2003 other services generally included assistance with termination of subsidiaries.

Pre-Approval Policies and Procedures

The Audit Committee engages the independent public accountants and defines the scope of their services on an annual basis. Any proposed changes to the services established by the Audit Committee through the engagement process will be reviewed with the Audit Committee in advance of the services being rendered to ensure that the accounting firm’s independence is maintained. All audit related services, tax services and other services for 2004 were pre-approved by the Audit Committee through the engagement process, and the Audit Committee has concluded that the services provided by Crowe Chizek during 2004 were compatible with the maintenance of that firm’s independence in the conduct of their auditing functions. The Audit Committee’s Charter provides for pre-approval of audit, audit-related and tax services.

Audit Committee Report

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and management. Moreover, the Audit Committee has considered whether the independent auditor’s provision of other non-audit services to the Company is compatible with maintaining the auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, for filing with the SEC. By recommending to the Board of Directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Audit Committee
Robert T. Smoot, Chairman
William P. Haggerty, CPA, CVA
Stewart R. Little
Arthur J. Novick, D.D.S.
Reston, Virginia	Douglas K. Turner
April 12, 2005

PROPOSALS FOR 2006 ANNUAL MEETING OF SHAREHOLDERS

Under the regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2006 annual meeting of shareholders must cause such proposal to be received, in proper form, at the Company’s principal executive offices at 1601 Washington Plaza, Reston, Virginia 20190, no later than December 13, 2005, in order for the proposal to be considered for inclusion in the Proxy Statement for that meeting. The Company presently anticipates holding the 2006 annual meeting of shareholders on May 4, 2006.

The Bylaws also prescribe the procedure that a shareholder must follow to nominate directors outside of the proxy statement process. For a shareholder to nominate a candidate for director at the 2006 annual meeting of shareholders, notice of nomination must be received by the Secretary of the Company not less than 14 days and not more than 50 days prior to the date of the 2006 annual meeting. The notice must describe various matters regarding the nominee and the shareholder giving the notice. Any shareholder may obtain a copy of the Bylaws, without charge, upon written request to the Secretary of the Company. Based upon an anticipated date of May 4, 2006 for the 2006 annual meeting of shareholders, the Company must receive any notice of nomination no later than April 20, 2006 and no earlier than March 15, 2006. Any proposal to bring other business before the 2006 annual meeting that is received by the Company after April 20, 2006 will be considered untimely for consideration at that meeting.

OTHER MATTERS

THE COMPANY’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004, INCLUDING FINANCIAL STATEMENTS (THE “ANNUAL REPORT”), IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. A COPY OF THE ANNUAL REPORT MAY ALSO BE OBTAINED WITHOUT CHARGE BY WRITING TO THE COMPANY’S CORPORATE SECRETARY, WHOSE ADDRESS IS 1601 WASHINGTON PLAZA, RESTON, VIRGINIA 20190. THE ANNUAL REPORT IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

NOTICE

The following is a correction to the “Election of Directors” section on page 2 of the Proxy Statement (the “Proxy Statement”) for the 2005 Annual Meeting of Shareholders of Millennium Bankshares Corporation (the “Company”), to be held on May 5, 2005:

Grayson P. Hanes, who is listed as a nominee for election as a “Class C” Director, was appointed to the board of directors of Millennium Bank, a wholly owned subsidiary of the Company, in January 2005. Mr. Hanes does not currently serve as a director of the Company.

The following is an addition to the “Transactions with Management” subsection on page 14 of the Proxy Statement:

Grayson S. Hanes, who is the son of Grayson P. Hanes, a nominee for election to the Company’s Board of Directors, has been employed as a mortgage lender by Millennium Capital, Inc., a wholly owned subsidiary of the Company, since January 30, 2004. In 2004, Grayson S. Hanes received $207,000 in compensation from Millennium Capital, Inc.

Proxy
1601 WASHINGTON PLAZA, RESTON, VIRGINIA 20190

This proxy is solicited on Behalf of the Board of Directors

The undersigned hereby appoints Anita Shull and Kathryn Mole, jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote, as designated below and upon any and all other matters that may properly be brought before such meeting, all shares of Common Stock that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Millennium Bankshares Corporation, a Virginia corporation (the “Corporation”), to be held on Thursday, May 5, 2005, or at any adjournments thereof, as follows:

1.	ELECTION OF DIRECTORS

	☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY
	(except as marked to contrary below)	To vote for all nominees listed below

Class C Directors to stand until 2008 Grayson P. Hanes, Stewart R. Little, David B. Morey

INSTRUCTION: To withhold authority to vote FOR any individual nominee, write the nominee’s name in the space provided below:

2.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposals 1 and 2.

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officers. If a partnership, please sign in partnership name by authorized person.
Name

Address

City	State	Zip
Dated:
# of Shares:

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

Signature

Signature if held jointly